Q4 & FY 2023 Results 1 PayPal finishes 2023 with solid fourth quarter; enters execution year in 2024 Q4'23: Revenue increased 9% to $8.0 billion; GAAP EPS of $1.29 & non-GAAP EPS of $1.48 FY'23: Revenue increased 8% to $29.8 billion; GAAP EPS of $3.84 & non-GAAP EPS of $5.10 For a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section titled “Non-GAAP Measures of Financial Performance” and the subsequent tables at the end of this press release. 1. Q4'23 GAAP EPS includes a negative impact of ~$0.01 from PayPal’s strategic investment portfolio, compared to a negative impact of ~$0.11 in Q4’22, and a positive impact of ~$0.25 from the gain on sale of Happy Returns. 2. FY'23 GAAP EPS includes a positive impact of ~$0.14 from PayPal’s strategic investment portfolio, compared to a negative impact of ~$0.20 in FY’22, and a positive impact of ~$0.24 from the gain on sale of Happy Returns. PayPal Reports Fourth Quarter and Full Year 2023 Results San Jose, California  February 7, 2024  NASDAQ: PYPL “I’m pleased with our better-than-expected fourth quarter results, which are a testament to the incredible work of the PayPal team and their strong commitment to delivering more value to our customers each day. We're driving significant transformation across our company and are committed to making the necessary changes to our business to drive profitable growth in the years ahead. We've added key talent to our leadership team, accelerated our innovation velocity and impact, and taken action to realize cost savings that we're reinvesting in our most important initiatives. 2024 is a year focused on execution to position PayPal for long-term success.” Alex Chriss President and CEO Q4'23 Financial Results • Net revenues increased 9% on both a spot and foreign-currency neutral basis (FXN) to $8.0 billion. • Transaction margin dollars of $3.7 billion, flat on a year-over-year basis. • GAAP operating income increased 39% to $1.7 billion; non-GAAP operating income increased 11% to $1.9 billion. • GAAP operating margin expanded 468 basis points to 21.5%; non-GAAP operating margin expanded 39 basis points to 23.3%. • GAAP EPS increased 61% to $1.291; non-GAAP EPS increased 19% to $1.48. FY'23 Financial Results • Net revenues increased 8% and 9% FXN to $29.8 billion. • Transaction margin dollars decreased 1% to $13.7 billion. • GAAP operating income increased 31% to $5.0 billion; non-GAAP operating income increased 14% to $6.7 billion. • GAAP operating margin expanded 295 basis points to 16.9%; non-GAAP operating margin expanded 110 basis points to 22.4%. • GAAP EPS increased 84% to $3.842; non-GAAP EPS increased 24% to $5.10. Q4'23 & FY'23 Operating Results • Q4'23 total payment volume (TPV) increased 15% and 13% FXN to $409.8 billion; FY'23 TPV increased 13% and 12% FXN to $1.53 trillion. • Q4'23 payment transactions increased 13% to 6.8 billion; FY'23 payment transactions increased 12% to 25.0 billion. • Payment transactions per active account on a trailing twelve month basis increased 14% to 58.7. • Active accounts decreased 2% to 426 million.

Q4 & FY 2023 Results 2 Cash Flow • Q4'23 cash flow from operations of $2.6 billion and free cash flow of $2.5 billion; FY'23 cash flow from operations of $4.8 billion and free cash flow of $4.2 billion. • Adjusted free cash flow1 of $0.8 billion in Q4'23 and $4.6 billion in FY'23, which excludes the net impact of originating European buy now, pay later (BNPL) receivables as held for sale (HFS) and the subsequent sale of these receivables. Balance Sheet and Liquidity • Cash, cash equivalents, and investments totaled $17.3 billion as of December 31, 2023. • Debt totaled $11.3 billion as of December 31, 2023. • Returned $5.0 billion to stockholders in FY'23 by repurchasing approximately 74 million shares of common stock, including 10 million shares for $0.6 billion in Q4'23. Financial Guidance Q1'24 Guidance • Net revenues expected to increase approximately 6.5% and 7% FXN. • GAAP earnings per diluted share expected to increase mid-single digits compared to $0.70 in the prior year period. ◦ In the first quarter of 2023, GAAP EPS included a positive impact of approximately $0.03 from PayPal’s strategic investment portfolio. • Non-GAAP earnings per diluted share expected to increase mid-single digits compared to $1.17 in the prior year period. ◦ Estimated non-GAAP amounts for the three months ending March 31, 2024 reflect adjustments of approximately $600 million, including estimated stock-based compensation expense and related payroll taxes of approximately $400 million and an estimated restructuring charge of approximately $120 million. FY'24 Guidance • GAAP earnings per diluted share expected to be approximately $3.60, compared to $3.84 in the prior year. ◦ In 2023, GAAP EPS included positive impacts of approximately $0.24 from the gain on sale of Happy Returns and approximately $0.14 from PayPal’s strategic investment portfolio. • Non-GAAP earnings per diluted share expected to be in line with $5.10 in the prior year. ◦ Estimated non-GAAP amounts for the twelve months ending December 31, 2024 reflect adjustments of approximately $1.8 billion, including estimated stock-based compensation expense and related payroll taxes of approximately $1.4 billion and an estimated restructuring charge of approximately $120 million. Please see "Non-GAAP Financial Measures" and "Non-GAAP Measures of Financial Performance" for important additional information. For a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section titled “Non-GAAP Measures of Financial Performance” and the subsequent tables at the end of this press release. 1. See page 14 of this press release for reconciliations of operating cash flow to free cash flow and adjusted free cash flow.

Q4'23 Financial Results

Presented in millions, except per share data and percentages	Q4 2023	Q4 2022	YoY Growth	FXN YoY Growth
Total payment volume	$409,832	$357,378	15%	13%
GAAP				
Net revenues	$8,026	$7,383	9%	
Transaction margin dollars	$3,672	$3,671	—%	
Operating income	$1,728	$1,244	39%	
Operating margin	21.5%	16.8%	468bps	
Effective tax rate	21.8%	17.0%	4.8pts	
Net income (loss)	$1,402	$921	52%	
Earnings per diluted share	$1.29	$0.81	61%	
Net cash provided by operating activities	$2,614	$1,591	64%	
Non-GAAP				
Net revenues	$8,026	$7,383	9%	9%
Transaction margin dollars	$3,672	$3,671	—%	
Operating income	$1,872	$1,693	11%	
Operating margin	23.3%	22.9%	39bps	
Effective tax rate	17.4%	16.6%	0.8pts	
Net income	$1,604	$1,417	13%	
Earnings per diluted share	$1.48	$1.24	19%	
Free cash flow	$2,469	$1,433	72%	
Adjusted free cash flow[1]	$774	$1,433	(46%)	

FY'23 Financial Results

Presented in millions, except per share data and percentages	FY 2023	FY 2022	YoY Growth	FXN YoY Growth
Total payment volume	$1,528,579	$1,357,122	13%	12%
GAAP				
Net revenues	$29,771	$27,518	8%	
Transaction margin dollars	$13,704	$13,773	(1%)	
Operating income	$5,028	$3,837	31%	
Operating margin	16.9%	13.9%	295bps	
Effective tax rate	21.5%	28.1%	(6.6pts)	
Net income (loss)	$4,246	$2,419	76%	
Earnings per diluted share	$3.84	$2.09	84%	
Net cash provided by operating activities	$4,843	$5,813	(17%)	
Non-GAAP				
Net revenues	$29,771	$27,518	8%	9%
Transaction margin dollars	$13,704	$13,773	(1%)	
Operating income	$6,679	$5,870	14%	
Operating margin	22.4%	21.3%	110bps	
Effective tax rate	17.7%	16.1%	1.6pts	
Net income	$5,646	$4,782	18%	
Earnings per diluted share	$5.10	$4.13	24%	
Free cash flow	$4,220	$5,107	(17%)	
Adjusted free cash flow[1]	$4,554	$5,107	(11%)	

For a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section titled "Non-GAAP Measures of Financial Performance" and the subsequent tables at the end of this press release.
1. See page 14 of this press release for reconciliations of operating cash flow to free cash flow and adjusted free cash flow.

Q4 & FY 2023 Results 3

Q4 & FY 2023 Results 4 Conference Call & Webcast PayPal Holdings, Inc. will host a conference call to discuss fourth quarter and full year 2023 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, can be accessed through the company’s Investor Relations website at https://investor.pypl.com. In addition, an archive of the webcast will be accessible for 90 days through the same link. Disclosure Channels PayPal Holdings, Inc. uses the following channels as means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD: • Investor Relations website (https://investor.pypl.com) • PayPal Newsroom (https://newsroom.paypal-corp.com/) • PayPal Corporate website (https://about.pypl.com) • LinkedIn page (https://www.linkedin.com/company/paypal) • Facebook page (https://www.facebook.com/PayPalUSA/) • YouTube channel (https://www.youtube.com/paypal) • Alex Chriss' LinkedIn profile (https://www.linkedin.com/in/alexchriss/) • Alex Chriss' X profile (https://twitter.com/acce) • Jamie Miller’s LinkedIn profile (https://www.linkedin.com/in/jamiesmiller/) The information that is posted through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, filings with the Securities and Exchange Commission ("SEC"), public conference calls, and webcasts. About PayPal PayPal has remained at the forefront of the digital commerce revolution for more than 25 years. By leveraging technology to make sending money and shopping more convenient, affordable, and secure, the PayPal platform is empowering hundreds of millions of consumers and merchants in approximately 200 markets to join and thrive in the global economy. Presentation All growth rates represent year-over-year comparisons, except as otherwise noted. FXN results are calculated by translating the current period local currency results by the prior period exchange rate. FXN growth rates are calculated by comparing the current period FXN results with the prior period results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts and rates may not sum or recalculate using the rounded dollar amounts provided. Non-GAAP Financial Measures This press release includes financial measures defined as “non-GAAP financial measures” by the SEC including: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow, and adjusted free cash flow. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see

Q4 & FY 2023 Results 5 “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Income to Non-GAAP Operating Income and GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” and “Reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow.” Forward-looking statements This press release contains forward-looking statements relating to, among other things, the future results of operations, financial condition, expectations, and plans of PayPal Holdings, Inc. and its consolidated subsidiaries ("PayPal") that reflect PayPal’s current projections and forecasts. Forward-looking statements can be identified by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” "continue," “strategy,” “future,” “opportunity,” “plan,” “project,” “forecast,” and other similar expressions. Forward-looking statements may include, but are not limited to, statements regarding our guidance and projected financial results for the first quarter and full year 2024; our capital return program; the impact and timing of product launches and acquisitions; and the projected future growth of PayPal’s businesses. Forward- looking statements are based upon various estimates and assumptions, as well as information known to PayPal as of the date of this press release, and are inherently subject to numerous risks and uncertainties. Our actual results could differ materially from those estimated or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to compete in markets that are highly competitive and subject to rapid technological change, and to develop new or enhanced products and services on a timely basis; cyberattacks and security vulnerabilities, and associated impacts; the effect of global and regional political, economic, market and trade conditions, including military conflicts, supply chain issues and related events that affect payments or commerce activity, including inflation and rising interest rates; the impact of catastrophic events, such as global pandemics, that may disrupt our business, as well as our customers, suppliers, vendors and other business partners; the stability, security and performance of our payments platform; the effect of extensive government regulation and oversight related to our business, products and services in a variety of areas, including, but not limited to, laws covering payments, lending and consumer protection; the impact of complex and changing laws and regulations worldwide, including, but not limited to, laws covering privacy, data protection, and cybersecurity; the impact of payment card, bank, or other network rules or practices; risks related to our credit products, including our ability to realize benefits from our agreements with third parties such as our agreement to sell our European BNPL loan receivables; changes in how consumers fund transactions; our ability to effectively detect and prevent the use of our services for fraud, abusive behaviors, illegal activities, or improper purposes; our ability to manage regulatory and litigation risks, and the outcome of legal and regulatory proceedings; our reliance on third parties in many aspects of our business; damage to our reputation or brands; fluctuations in foreign currency exchange rates; changes in tax rates and exposure to additional tax liabilities; changes to our capital allocation, management of operating cash or incurrence of indebtedness; our ability to timely upgrade and develop our technology systems, infrastructure and customer service capabilities; the impact of proposed or completed acquisitions, divestitures, strategic investments, or entries into new businesses or markets; and our ability to attract, hire, and retain highly talented employees. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/ or contemplated after the date hereof. More information about factors that could adversely affect PayPal’s results of operations, financial condition and prospects, or that could cause actual results to differ from those expressed or implied in forward-looking statements is included under the captions “Risk Factors”, “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in PayPal’s most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting PayPal’s Investor Relations website at https://investor.pypl.com or the SEC’s website at www.sec.gov. All information in this release speaks as of February 7, 2024. For the reasons discussed above, you should not place undue reliance on the forward-looking statements in this press release. PayPal assumes no obligation to update such forward-looking statements. Contacts Investor Relations Media Relations investorrelations@paypal.com mediarelations@paypal.com © 2024 PayPal Holdings, Inc. All rights reserved.

Q4 & FY 2023 Results 6 PayPal Holdings, Inc. Unaudited Condensed Consolidated Balance Sheets December 31, 2023 December 31, 2022 (In millions, except par value) ASSETS Current assets:     Cash and cash equivalents $ 9,081 $ 7,776 Short-term investments 4,979 3,092 Accounts receivable, net 1,069 963 Loans and interest receivable, held for sale 563 — Loans and interest receivable, net 5,433 7,431 Funds receivable and customer accounts 38,935 36,264 Prepaid expenses and other current assets 2,509 1,898 Total current assets 62,569 57,424 Long-term investments 3,273 5,018 Property and equipment, net 1,488 1,730 Goodwill 11,026 11,209 Intangible assets, net 537 788 Other assets 3,273 2,455 Total assets $ 82,166 $ 78,624 LIABILITIES AND EQUITY Current liabilities: Accounts payable $ 139 $ 126 Funds payable and amounts due to customers 41,935 40,014 Accrued expenses and other current liabilities 6,392 4,868 Total current liabilities 48,466 45,008 Other long-term liabilities 2,973 2,925 Long-term debt 9,676 10,417 Total liabilities 61,115 58,350 Equity: Common stock, $0.0001 par value; 4,000 shares authorized; 1,072 and 1,136 shares outstanding as of December 31, 2023 and 2022, respectively — — Preferred stock, $0.0001 par value; 100 shares authorized, unissued — — Treasury stock at cost, 245 and 173 shares as of December 31, 2023 and 2022, respectively (21,045) (16,079) Additional paid-in-capital 19,642 18,327 Retained earnings 23,200 18,954 Accumulated other comprehensive income (loss) (746) (928) Total equity 21,051 20,274 Total liabilities and equity $ 82,166 $ 78,624

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Income (Loss)

	Three Months Ended December 31,		Year Ended December 31,	
	2023	2022	2023	2022
	(In millions, except per share data)			
Net revenues	$ 8,026	$ 7,383	$ 29,771	$ 27,518
Operating expenses:				
Transaction expense	3,958	3,324	14,385	12,173
Transaction and credit losses	396	388	1,682	1,572
Customer support and operations [(1)]	465	541	1,919	2,120
Sales and marketing [(1)]	466	524	1,809	2,257
Technology and development [(1)]	770	822	2,973	3,253
General and administrative [(1)]	554	515	2,059	2,099
Restructuring and other	(311)	25	(84)	207
Total operating expenses	6,298	6,139	24,743	23,681
Operating income	1,728	1,244	5,028	3,837
Other income (expense), net	65	(134)	383	(471)
Income before income taxes	1,793	1,110	5,411	3,366
Income tax expense	391	189	1,165	947
Net income (loss)	$ 1,402	$ 921	$ 4,246	$ 2,419
Net income (loss) per share:				
Basic	$ 1.30	$ 0.81	$ 3.85	$ 2.10
Diluted	$ 1.29	$ 0.81	$ 3.84	$ 2.09
Weighted average shares:				
Basic	1,077	1,139	1,103	1,154
Diluted	1,084	1,144	1,107	1,158
[(1)] Includes stock-based compensation as follows:				
Customer support and operations	$ 78	$ 73	$ 305	$ 269
Sales and marketing	47	37	179	151
Technology and development	159	132	612	512
General and administrative	119	66	434	383
	$ 403	$ 308	$ 1,530	$ 1,315

Q4 & FY 2023 Results 7

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,	
	2023	2022	2023	2022
	(In millions)			
Cash flows from operating activities:				
Net income (loss)	$ 1,402	$ 921	$ 4,246	$ 2,419
Adjustments to reconcile net income (loss) to net cash provided by operating activities:				
Transaction and credit losses	396	388	1,682	1,572
Depreciation and amortization	263	326	1,072	1,317
Stock-based compensation	388	294	1,475	1,261
Deferred income taxes	(229)	(273)	(668)	(811)
Net (gains) losses on strategic investments	4	141	(201)	304
Gain on divestiture of business, excluding transaction costs	(356)	—	(356)	—
Accretion of discounts on investments, net of amortization of premiums	(102)	(42)	(367)	(70)
Adjustments to loans and interest receivable, held for sale	4	—	53	—
Other	(102)	(267)	(104)	275
Originations of loans receivable, held for sale	(5,765)	—	(11,470)	—
Proceeds from repayments and sales of loans receivable, originally classified as held for sale	7,119	—	10,795	—
Changes in assets and liabilities:				
Accounts receivable	(79)	(74)	(114)	(163)
Accounts payable	13	20	7	(35)
Other assets and liabilities	(342)	157	(1,207)	(256)
Net cash provided by operating activities	2,614	1,591	4,843	5,813
Cash flows from investing activities:				
Purchases of property and equipment	(145)	(158)	(623)	(706)
Proceeds from sales of property and equipment	1	—	45	5
Purchases and originations of loans receivable	(5,396)	(9,003)	(25,198)	(28,170)
Proceeds from repayments and sales of loans receivable, originally classified as held for investment	5,341	7,739	26,660	24,903
Purchases of investments	(7,005)	(3,764)	(21,980)	(20,219)
Maturities and sales of investments	8,185	6,641	24,295	23,411
Proceeds from divestiture of business, net of cash divested	466	—	466	—
Funds receivable	(1,927)	(1,635)	(2,943)	(2,720)
Collateral posted related to derivative instruments, net	(64)	(16)	(56)	(19)
Other investing activities	10	157	86	187
Net cash (used in) provided by investing activities	(534)	(39)	752	(3,328)
Cash flows from financing activities:				
Proceeds from issuance of common stock	45	57	127	143
Purchases of treasury stock	(607)	(1,010)	(5,002)	(4,199)
Tax withholdings related to net share settlements of equity awards	(32)	(15)	(257)	(336)
Borrowings under financing arrangements	699	129	1,528	3,475
Repayments under financing arrangements	(111)	—	(1,053)	(1,686)
Funds payable and amounts due to customers	3,138	2,064	1,861	1,405
Collateral received related to derivative instruments, net	(132)	(443)	(197)	(6)
Other financing activities	—	—	—	1
Net cash provided by (used in) financing activities	3,000	782	(2,993)	(1,203)

Q4 & FY 2023 Results 8

Q4 & FY 2023 Results 9 PayPal Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows—(continued) Three Months Ended December 31, Year Ended December 31, 2023 2022 2023 2022 (In millions) Effect of exchange rate changes on cash, cash equivalents, and restricted cash 171 98 76 (155) Net change in cash, cash equivalents, and restricted cash 5,251 2,432 2,678 1,127 Cash, cash equivalents, and restricted cash at beginning of period 16,583 16,724 19,156 18,029 Cash, cash equivalents, and restricted cash at end of period $ 21,834 $ 19,156 $ 21,834 $ 19,156 Supplemental cash flow disclosures: Cash paid for interest $ 164 $ 166 $ 331 $ 280 Cash paid for income taxes, net $ 1,060 $ 212 $ 2,118 $ 878

PayPal Holdings, Inc.

Unaudited Summary of Consolidated Net Revenues

Our revenues are classified into the following two categories:

- *Transaction revenues*: Net transaction fees charged to merchants and consumers on a transaction basis based on the Total Payment Volume ("TPV") completed on our payments platform. Growth in TPV is directly impacted by the number of payment transactions that we enable on our payments platform. We generate additional revenue from merchants and consumers: on transactions where we perform currency conversion, when we enable cross-border transactions (i.e., transactions where the merchant and consumer are in different countries), to facilitate the instant transfer of funds for our customers from their PayPal or Venmo account to their bank account or debit card, to facilitate the purchase and sale of cryptocurrencies, as contractual compensation from sellers that violate our contractual terms (for example, through fraud or counterfeiting), and other miscellaneous fees.
- *Revenues from other value added services*: Net revenues derived primarily from revenue earned through partnerships, referral fees, subscription fees, gateway fees, and other services we provide to our merchants and consumers. We also earn revenues from interest and fees earned on our portfolio of loans receivable, and interest earned on certain assets underlying customer balances.

Net Revenues by Type

	Three Months Ended				
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(In millions, except percentages)				
Transaction revenues	$ 7,283	$ 6,654	$ 6,556	$ 6,364	$ 6,702
Current quarter vs prior quarter	9 %	1 %	3 %	(5)%	8 %
Current quarter vs prior year quarter	9 %	7 %	5 %	6 %	5 %
Percentage of total	91 %	90 %	90 %	90 %	91 %
Revenues from other value added services	$ 743	$ 764	$ 731	$ 676	$ 681
Current quarter vs prior quarter	(3)%	5 %	8 %	(1)%	11 %
Current quarter vs prior year quarter	9 %	25 %	37 %	39 %	26 %
Percentage of total	9 %	10 %	10 %	10 %	9 %
Total net revenues	$ 8,026	$ 7,418	$ 7,287	$ 7,040	$ 7,383
Current quarter vs prior quarter	8 %	2 %	4 %	(5)%	8 %
Current quarter vs prior year quarter	9 %	8 %	7 %	9 %	7 %

Net Revenues by Geography

	Three Months Ended				
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(In millions, except percentages)				
U.S. net revenues	$ 4,639	$ 4,257	$ 4,210	$ 4,147	$ 4,295
Current quarter vs prior quarter	9 %	1 %	2 %	(3)%	8 %
Current quarter vs prior year quarter	8 %	7 %	9 %	13 %	10 %
Percentage of total	58 %	57 %	58 %	59 %	58 %
International net revenues	$ 3,387	$ 3,161	$ 3,077	$ 2,893	$ 3,088
Current quarter vs prior quarter	7 %	3 %	6 %	(6)%	8 %
Current quarter vs prior year quarter	10 %	10 %	5 %	3 %	2 %
(FXN) Current quarter vs prior year quarter	12 %	11 %	7 %	7 %	6 %
Percentage of total	42 %	43 %	42 %	41 %	42 %
Total net revenues	$ 8,026	$ 7,418	$ 7,287	$ 7,040	$ 7,383
Current quarter vs prior quarter	8 %	2 %	4 %	(5)%	8 %
Current quarter vs prior year quarter	9 %	8 %	7 %	9 %	7 %
(FXN) Current quarter vs prior year quarter	9 %	9 %	8 %	10 %	9 %

Q4 & FY 2023 Results 10

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended				
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(In millions, except percentages)				
Active accounts[1]	426	428	431	433	435
Current quarter vs prior quarter	(1)%	(1)%	(1)%	— %	1 %
Current quarter vs prior year quarter	(2)%	(1)%	— %	1 %	2 %
Number of payment transactions[2]	6,798	6,275	6,074	5,835	6,032
Current quarter vs prior quarter	8 %	3 %	4 %	(3)%	7 %
Current quarter vs prior year quarter	13 %	11 %	10 %	13 %	13 %
Payment transactions per active account[3]	58.7	56.6	54.7	53.1	51.4
Current quarter vs prior quarter	4 %	3 %	3 %	3 %	2 %
Current quarter vs prior year quarter	14 %	13 %	12 %	13 %	13 %
TPV[4]	$ 409,832	$ 387,701	$ 376,538	$ 354,508	$ 357,378
Current quarter vs prior quarter	6 %	3 %	6 %	(1)%	6 %
Current quarter vs prior year quarter	15 %	15 %	11 %	10 %	5 %
(FXN) Current quarter vs prior year quarter	13 %	13 %	11 %	12 %	9 %
Transaction Expense Rate[5]	0.97 %	0.93 %	0.94 %	0.93 %	0.93 %
Transaction and Credit Loss Rate[6]	0.10 %	0.12 %	0.11 %	0.12 %	0.11 %
Transaction Margin[7]	45.8 %	45.4 %	45.9 %	47.1 %	49.7 %

Amounts in the table are rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not recalculate using the rounded amounts provided.

(1) An active account is an account registered directly with PayPal or a platform access partner that has completed a transaction on our platform, not including gateway-exclusive transactions, within the past 12 months. A platform access partner is a third party whose customers are provided access to PayPal's platform or services through such third party's login credentials, including individuals and entities that utilize Hyperwallet's payout capabilities. A user may register on our platform to access different products and may register more than one account to access a product. Accordingly, a user may have more than one active account. The number of active accounts provides management with additional perspective on the overall scale of our platform, but may not have a direct relationship to our operating results.

(2) Number of payment transactions is the total number of payments, net of payment reversals, successfully completed on our payments platform or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.

(3) Number of payment transactions per active account reflects the total number of payment transactions within the previous 12-month period, divided by active accounts at the end of the period. The number of payment transactions per active account provides management with insight into the average number of times an account engages in payments activity on our payments platform in a given period. The number of times a consumer account or a merchant account transacts on our platform may vary significantly from the average number of payment transactions per active account.

(4) TPV is the value of payments, net of payment reversals, successfully completed on our payments platform or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.

(5) Transaction expense rate is transaction expense divided by TPV.

(6) Transaction and credit loss rate is transaction and credit losses divided by TPV.

(7) Transaction margin is net revenues less transaction expense and transaction and credit losses, divided by net revenues.

Q4 & FY 2023 Results 11

Q4 & FY 2023 Results 12 PayPal Holdings, Inc. Non-GAAP Measures of Financial Performance To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow, and adjusted free cash flow. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company’s results of operations in conjunction with the corresponding GAAP measures. Reconciliation of all non-GAAP measures to the most directly comparable GAAP measures can be found in the subsequent tables included in this press release. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company’s financial reporting. For its internal budgeting process, and as discussed further below, the company’s management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, restructuring-related charges, certain other gains, losses, benefits, or charges that are not indicative of the company’s core operating results, and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company’s management also uses the foregoing non-GAAP measures in reviewing the financial results of the company. The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, and non-GAAP effective tax rate: Stock-based compensation expense and related employer payroll taxes. This consists of expenses for equity awards under our equity incentive plans. We exclude stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses. The related employer payroll taxes are dependent on our stock price and the timing and size of exercises and vesting of equity awards, over which management has limited to no control, and as such management does not believe it correlates to the operation of our business. Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses or transactional expenses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results. Restructuring. These consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results. Gains and losses on strategic investments. The gains and losses we record on our strategic investments are tied to the performance of the companies that we invest in. We exclude such gains and losses in full because the operations of the investee and the related gains and losses are not indicative of our ongoing operating results. Certain other significant gains, losses, benefits, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, benefits, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly in the future. The company excludes these amounts from its non-GAAP results because management does not believe they are indicative of our current or ongoing operating results. Tax effect of non-GAAP adjustments. This adjustment is made to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income. Free cash flow represents operating cash flows less purchases of property and equipment. The company uses free cash flow as a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company’s business, make strategic acquisitions and investments, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.   In addition to the non-GAAP measures discussed above, the company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The company believes that changes in foreign currency exchange rates are not indicative of the company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX- neutral results are calculated by translating the current period’s local currency results with the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period’s FX-neutral results by the prior period’s results, excluding the impact from hedging activities.

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income and GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2022
	(In millions, except percentages) (unaudited)			
GAAP net revenues	$ 8,026	$ 7,383	$ 29,771	$ 27,518
GAAP operating income	1,728	1,244	5,028	3,837
Stock-based compensation expense and related employer payroll taxes	404	308	1,558	1,355
Amortization of acquired intangible assets	54	116	227	471
Restructuring	2	8	122	122
Other[(1),(2)]	(316)	17	(256)	85
Total non-GAAP operating income adjustments	144	449	1,651	2,033
Non-GAAP operating income	$ 1,872	$ 1,693	$ 6,679	$ 5,870
GAAP operating margin	22 %	17 %	17 %	14 %
Non-GAAP operating margin	23 %	23 %	22 %	21 %

(1) The three months ended December 31, 2023 primarily include $339 million in pre-tax gain, net of transaction costs, related to the sale of Happy Returns and $21 million in fees related to credit externalization. Additionally, the year ended December 31, 2023 primarily includes $61 million in asset impairment charges for right-of-use lease assets and related leasehold improvements in conjunction with exiting certain leased properties.
(2) The three months and year ended December 31, 2022 primarily include $17 million and $81 million, respectively in asset impairment charges for right-of-use lease assets and related leasehold improvements in conjunction with exiting certain leased properties.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS, and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2022
	(In millions, except per share data and percentages) (unaudited)			
GAAP income before income taxes	$ 1,793	$ 1,110	$ 5,411	$ 3,366
GAAP income tax expense	391	189	1,165	947
GAAP net income (loss)	1,402	921	4,246	2,419
Non-GAAP adjustments to net income (loss):				
Non-GAAP operating income adjustments (see table above)	144	449	1,651	2,033
Net (gains) losses on strategic investments	4	141	(201)	304
Other[(1)]	21	(21)	39	410
Tax effect of non-GAAP adjustments	33	(73)	(89)	(384)
Non-GAAP net income	$ 1,604	$ 1,417	$ 5,646	$ 4,782
Diluted net income (loss) per share:				
GAAP	$ 1.29	$ 0.81	$ 3.84	$ 2.09
Non-GAAP	$ 1.48	$ 1.24	$ 5.10	$ 4.13
Shares used in GAAP diluted share calculation	1,084	1,144	1,107	1,158
Shares used in non-GAAP diluted share calculation	1,084	1,144	1,107	1,158
GAAP effective tax rate	22 %	17 %	22 %	28 %
Tax effect of non-GAAP adjustments to net income (loss)	(5)%	— %	(4)%	(12)%
Non-GAAP effective tax rate	17 %	17 %	18 %	16 %

(1) The three months and years ended December 31, 2023 and 2022 consist primarily of tax expense (benefit) related to intra-group transfer of assets.

Q4 & FY 2023 Results 13

Q4 & FY 2023 Results 14 PayPal Holdings, Inc. Reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow Three Months Ended December 31, Year Ended December 31, 2023 2022 2023 2022 (In millions/unaudited) Net cash provided by operating activities $ 2,614 $ 1,591 $ 4,843 $ 5,813 Less: Purchases of property and equipment (145) (158) (623) (706) Free cash flow 2,469 1,433 4,220 5,107 Net impact of European BNPL receivables originated as HFS and the subsequent sale of receivables (1,695) — 334 — Adjusted free cash flow $ 774 $ 1,433 $ 4,554 $ 5,107